AMPLARA CORPORATION

CODE OF ETHICS

Effective Date: October 12, 2026

The Board of Directors (the “Board”) of Amplara Corporation, a Wyoming corporation (the “Company”), has adopted this Code of Ethics (the “Code”) for the Company's directors, officers and employees.

This Code is intended to:

1.	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest and fair dealing;
2.	Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
3.	Promote compliance with applicable governmental laws, rules and regulations;
4.	Promote the protection of Company assets, including confidential information; and
5.	Deter wrongdoing.

All directors, officers and employees are expected to read and comply with this Code. The Company may provide copies of this Code to directors, officers and employees and may request written acknowledgments of their understanding and compliance. The Company may amend this Code from time to time, subject to approval by the Board where appropriate.

The Company is engaged in developing and providing AI-powered software and online services designed to assist marketing specialists and content professionals in adapting text to different content styles and formats. Each director, officer and employee is expected to conduct Company business with integrity, honesty and high ethical standards.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for the Company's directors, officers and employees. This Code is in addition to any other obligations arising under applicable laws, regulations or agreements with the Company.

1. Honest and Ethical Conduct and Fair Dealing

The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically and engaging in fair dealing.

Each director, officer and employee must act with integrity and observe ethical standards of business conduct in dealings with the Company's customers, suppliers, business partners, service providers, employees and other persons with whom they interact in connection with the Company's business.

Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. No director, officer or employee shall violate applicable competition laws or take unfair advantage of anyone through manipulation, misrepresentation of material facts or other unfair dealing practices.

2. Fiduciary Duties

Directors and officers must act in good faith and in the best interests of the Company and its shareholders. They must exercise their duties with appropriate care, diligence and sound business judgment and must not use their positions for improper personal gain.

Employees must perform their responsibilities honestly and in the best interests of the Company.

3. Conflicts of Interest

A conflict of interest occurs when the private interests of a director, officer or employee interfere, or appear to interfere, with the interests of the Company.

A conflict of interest may arise when a director, officer or employee, or a member of their family, has financial or personal interests that could affect their ability to perform their duties objectively and in the best interests of the Company. Conflicts may also arise when a person receives improper personal benefits because of their position with the Company.

Directors, officers and employees must disclose any actual or potential conflict of interest to the Board of Directors. The Board shall review the matter and determine the appropriate action, taking into account applicable law and the interests of the Company. A director or officer who has a personal interest in the matter should not participate in the Board's consideration or approval to the extent required by applicable law.

Examples of potential conflicts include:

•	Relationships with third parties. Directors, officers and employees may not engage in activities that conflict with the Company's interests or improperly interfere with the Company's business relationships.
•	Outside compensation. Directors, officers and employees may not accept compensation from another source for services performed on behalf of the Company without appropriate disclosure and authorization.
•	Personal interests. Directors, officers and employees must avoid personal or financial interests that could improperly influence their judgment or decisions on behalf of the Company.

This Code does not attempt to describe every possible conflict of interest. Any questions regarding a potential conflict should be brought to the attention of the Board.

4. Confidentiality

Directors, officers and employees must maintain the confidentiality of information entrusted to them by the Company, its customers, suppliers and business partners, as well as other nonpublic information obtained in connection with their service to the Company.

Confidential information includes nonpublic business plans, financial information, customer information, software, technology, intellectual property, trade secrets and other information that could be harmful to the Company or its business relationships if disclosed without authorization.

Confidential information may be disclosed only when authorized by the Company or when required or permitted by applicable law or regulation.

Directors, officers and employees must comply with applicable confidentiality obligations and must not use confidential information for personal benefit or for the benefit of others.

Directors, officers and employees must also comply with applicable insider trading laws and must not trade securities while in possession of material nonpublic information in violation of applicable law.

5. Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance its legitimate business interests when the opportunity arises.

They may not take for themselves, or for the benefit of friends or family members, business opportunities discovered through the use of Company property, information or position without appropriate authorization.

Directors, officers and employees must not compete improperly with the Company or use Company resources to pursue personal business interests.

6. Protection and Proper Use of Company Assets

Directors, officers and employees must protect the Company's assets and ensure their proper and efficient use.

Company assets include cash, equipment, software, intellectual property, confidential information, business records and other property belonging to the Company.

Theft, misuse, unauthorized use, carelessness and waste of Company assets are prohibited. Company assets may not be used for personal benefit without appropriate authorization.

Any suspected fraud, theft or misuse of Company assets should be promptly reported to the Board of Directors.

7. Compliance with Laws, Rules and Regulations

Directors, officers and employees must comply with all applicable laws, rules and regulations governing the Company's business and operations.

Questions regarding legal or regulatory compliance should be brought to the attention of the Board of Directors. If a provision of this Code conflicts with applicable law, the applicable law shall govern.

8. Disclosure; Books and Records

The Company is committed to providing full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in other public communications.

Directors, officers and employees must ensure that business transactions are properly authorized, accurately recorded and supported by appropriate documentation.

All Company books, records and accounts must accurately reflect the Company's transactions and be maintained in accordance with applicable laws, regulations and generally accepted accounting principles in the United States (“U.S. GAAP”).

No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company's books or records, and no payment or disbursement of Company funds may be made without appropriate supporting documentation.

All directors, officers and employees involved in the preparation or review of the Company's financial statements and SEC filings must act honestly and ensure that the information provided is accurate and complete.

9. Improper Influence on Conduct of Audits

No director, officer or employee may directly or indirectly make or cause to be made any materially false or misleading statement to the Company's independent registered public accounting firm in connection with any audit, review or examination of the Company's financial statements or internal controls over financial reporting.

No director, officer or employee may take any action to coerce, manipulate, mislead or fraudulently influence any independent public accountant engaged in the performance of an audit or review of the Company's financial statements.

10. Bribes, Kickbacks and Other Improper Payments

The Company does not permit or condone bribes, kickbacks or other improper payments.

No director, officer or employee may offer, give, solicit or receive money or anything of value for the purpose of improperly obtaining, retaining or directing business or receiving favorable treatment.

All directors, officers and employees must comply with applicable anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, where applicable.

11. Monitoring Compliance and Disciplinary Action

The Board of Directors is responsible for overseeing compliance with this Code.

The Board may review reported violations and determine appropriate corrective or disciplinary measures, consistent with applicable law and the Company's governing documents.

Violations of this Code may result in appropriate action, including warnings, termination of employment or service, or other measures permitted by applicable law.

12. Reporting Violations and Seeking Guidance

Directors, officers and employees are encouraged to ask questions, seek guidance and promptly report any suspected violation of this Code or applicable law.

Reports may be made directly to the Board of Directors. A director or officer who has a concern involving another director or officer should, where appropriate, bring the matter to the attention of the other director or directors who are not involved in the matter.

Concerns involving accounting, internal accounting controls, auditing matters or the Company's SEC filings should be brought to the attention of the Board of Directors.

The Company expects directors, officers and employees to cooperate in good faith with any review or investigation of a reported concern.

13. Anonymity

The Company will make reasonable efforts to protect the confidentiality of individuals who report suspected violations of this Code.

Reports may be made anonymously where reasonably practicable. However, anonymous reports may not contain sufficient information to permit a complete investigation. Persons making reports are encouraged to provide as much relevant information as possible.

14. No Retaliation

The Company prohibits retaliation against any director, officer or employee who, in good faith, reports a suspected violation of this Code, applicable law or other improper conduct.

Retaliation includes termination, demotion, suspension, threats, harassment or other discrimination against a person for making a good-faith report.

Any person engaging in retaliation may be subject to appropriate disciplinary action.

15. Waivers and Amendments

Any waiver of a provision of this Code for a director or executive officer may be granted only by the Board of Directors, subject to applicable law.

Any waiver or amendment that is required to be disclosed under SEC rules shall be disclosed in accordance with those requirements.

The Board of Directors may amend this Code from time to time.

16. Inquiries

Questions regarding this Code or its interpretation should be directed to the Board of Directors of Amplara Corporation.

AMPLARA CORPORATION

ACKNOWLEDGMENT OF THE CODE OF BUSINESS CONDUCT AND ETHICS

I, ______________________________________, acknowledge that:

1.	I have received and carefully read the Code of Business Conduct and Ethics of Amplara Corporation (the “Code”).
2.	I understand the Code and have had the opportunity to ask questions regarding its provisions.
3.	I agree to comply with the principles and requirements set forth in the Code.

Name: ______________________________________

Title: ______________________________________

Date: ______________________________________

Signature: ______________________________________